For Immediate Release: May 7, 2018
Jennifer Nahas
Vice President, Marketing
Griffin Capital Company
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424-652-6520, ext. 114 / 424-652-6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset REIT Completes Acquisition of
The Shaw Distribution Center - Northport Building C

El Segundo, Calif. (May 7, 2018) – Griffin Capital Company, LLC (“Griffin Capital”) announced today on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of the Shaw Distribution Center - Northport Building C (the “Property”) for a purchase price of approximately $56.5 million. This single-story, 1,001,508-square-foot, Class “A” distribution facility, located in Savannah, Georgia, is leased in its entirety to Shaw Industries, Inc. (“Shaw”), a wholly-owned subsidiary of Shaw Industries Group, Inc., which is a wholly-owned subsidiary of Berkshire Hathaway, Inc. for an initial term of 180 months, that commenced on March 19, 2018 and expires on March 31, 2033. This build-to-suit property was completed in March 2018 for Shaw, the largest flooring company in the United States. Its products include carpet, hardwood, laminate, tile, stone flooring products and synthetic turf to residential and commercial markets worldwide.

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Commenting on the acquisition, Eric Kaplan, Griffin Capital’s Managing Director – Acquisitions, stated, “The acquisition of the Shaw Distribution Center presented the opportunity to add a state-of-the-art, Class “A” industrial asset to our expanding portfolio. This property is strategically located near the Port of Savannah, one of the fastest growing ports and fourth largest in the country. The combined factors of the long lease commitment, solid tenant credit characteristics, and the fact that Savannah is the sole point of entry for the tenant on the East Coast, made this an attractive investment for the REIT and its shareholders.”

To learn more about Griffin Capital Essential Asset REIT, please visit
https://www.griffincapital.com/griffin-capital-essential-asset-reit

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of December 31, 2017, of 73 office and industrial properties totaling 18.2 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.2 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with $10.3* billion in assets under management. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises.

*Includes the property information related to interests held in certain joint ventures. As of March 31, 2018.

Additional information is available at www.griffincapital.com.

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